Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No.1 to Registration Statement No. 333-250977 on Form S-3 and related Prospectus of Green Brick Partners, Inc. of our reports dated March 6, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Green Brick Partners, Inc. appearing in the Annual Report on Form 10-K of Green Brick Partners, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Dallas, Texas

December 1, 2020